EXHIBIT 10.2

EXTENSION AGREEMENT
EXTENSION AGREEMENT dated as of December 6, 2016 between Strata Skin Sciences, Inc. (the "Company"), a Delaware corporation, and Samuel E. Navarro (the "Consultant") effective as of January 1, 2017 (the "Effective Date").
Recitals:
The parties entered into a Consulting Agreement dated as of November 4, 2015, which was amended as of July 20, 2016 and September 19, 2016, (the "Agreement"), under which the Consultant provided consulting services to the Company.  The Agreement currently continues in effect through December 31, 2016.  The parties wish to extend the term of the Agreement through June 30, 2017, as provided in this Amendment.
NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:
1.          Section 3 of the Agreement is hereby amended to extend the termination date of the Agreement to June 30, 2017.
2.          Promptly after the date of this Amendment the Consultant will work with the President and Chief Executive Officer of the Company to establish the specific duties and objectives to be undertaken by the Consultant during the remaining term of the Agreement, which shall be communicated by the Chair of the Nominating and Governance Committee for review and approval.
3.          The parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the Agreement shall hereafter continue in full force and effect in accordance with their terms, except to the extent amended, modified or revised herein.
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.

STRATA SKIN SCIENCES, INC.

By: /s/ David K. Stone                                                  /s/ Samuel Navarro
David K. Stone, Chair                                           Samuel E. Navarro
Nominating and Governance Committee